2014 Annual Meeting of Shareholders

Presentation by Erle Martin, President and CEO

Caution: Forward Looking Statements

Please be advised that information presented today may contain “forward looking statements” within the meaning of the safe harbor provisions of the securities laws.  Forward looking statements include statements about our future and statements that are not historical facts, may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives.  Forward looking statements also include statements pertaining to our strategies for future development of our business and products. These statements represent only our belief regarding future events, many of which are inherently uncertain.  Information regarding important factors, including our Risk Factors, that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained in reports we file with the SEC. You should read and interpret any forward looking statement together with reports we file with the SEC.

Dear Shareholders:

Since joining Crimson Wine Group in 2007, I have seen our company grow to five wineries from two, with sales more than tripling during that period.  One thing that has been consistent throughout time is that people love good wines.

At the heart of winemaking is a deeply passionate commitment to combine the natural ingredients of the land with artistic creativity.  All of our efforts at Crimson Wine Group are centered around the combination of the best land blended with extraordinary talent.  The results are a portfolio of award winning wineries that are among the finest in each region.

Crimson owns vineyard land in what we feel are among the most important wine growing appellations up and down the West Coast of the United States. Our vineyards consist of more than 700 planted acres in Washington, Oregon and California, and we have room for expansion.

Although our team of specialists has winery-specific responsibilities, it benefits from a common support system that aids in Marketing, Sales, and Administration.   Collaboration among Crimson’s wineries helps us achieve a common goal of growing great grapes and making great wines. This is what sets Crimson apart from so many others.

Our Chairman often refers to winemaking as fancy farming. Despite today’s technological advancements and modern tools, we are ultimately at Mother Nature’s mercy. Our vineyard managers work tirelessly to adapt to changing conditions.  Today, our California vineyards are faced with drought conditions, while our Oregon and Washington vineyards

continue to navigate varying shifts in temperature and precipitation.   A network of craftsmanship across the entire portfolio of Crimson’s wineries leads to dynamic, experienced farming practices for each vineyard.

Having already introduced you to our winemakers, I am going to take this time to highlight some significant accomplishments over the last year.  Their efforts resulted in 16% growth over last year.  Following are recent highlights from our wineries:

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Winemaker and General Manager Michael Beaulac arrived at Pine Ridge in 2009.  He quickly organized his team and has been delivering high-quality wines ever since.  Recent successes include: Robert Parker’s The Wine Advocate awarded our flagship Fortis 2010 a 97/100 point score. We are thankful for Michael’s leadership and quality work and are confident in what he will bring in the future.

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Since our acquisition of Seghesio in 2011, Ted Seghesio and his team have continued to turn out remarkable Zinfandels. 2013 was no different. Among many substantial accolades, Seghesio’s Cortina Zinfandel graced the Wine Spectator’s annual top 100 list at No. 23 and is one of only three Zinfandels to make the coveted list. Four generations of Seghesios have kept the winery vibrant for over 100 years, and we are delighted to have Ted at the winemaking helm, along with several other family members working in various roles to carry on the family tradition.

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Archery Summit, referred to by Wine Spectator’s Harvey Steiman as the “Rolls-Royce” of Oregon Pinot Noir, has, for two decades, been the benchmark against which Willamette Valley Pinot Noirs are judged. In March 2013, Chris Mazepink took over the winemaking reins from Anna Matzinger who had been with the winery for over a decade. We owe Anna a debt of gratitude for her numerous successes. We are excited for the addition of Chris, as he has already demonstrated along with his team a fingerprint of perfection, his first wines are coming to market now and are eliciting critical praise.

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Chamisal Vineyards, located in the Edna Valley of California’s Central Coast, launched its newest creation: Stainless Pinot Noir. This innovative concept arrives on the heels of the tremendously successful Stainless Chardonnay. When we acquired Chamisal in 2008, Fintan du Fresne, the winemaker, showed glimpses of “stardom” in the California winemaking scene. Now in full stride, we are delighted to have Fin galloping ahead of all challengers.

Our latest venture, Double Canyon Vineyards, is located in Eastern Washington’s Horse Heaven Hills appellation.  We are thrilled about the winery’s recent 93 point score from Wine Spectator and expect the Cabernet producer to follow the successful path of other Crimson vineyards, as it balances out its wine portfolio throughout the West Coast. All wineries combined, we sold over 300,000 cases of wine in 2013.

Growth Opportunities

Competing in today’s wine business is more challenging than ever before. At last count there were close to 8,000 wineries in the United States.  When you add the many thousands of imported wines also available to consumers throughout the country, that makes for a very competitive landscape. We do our best to make our wines available but you may not always be able to find them. Where legal (now 40 states) it would be our pleasure to ship directly to you from our wineries. Although some say that wine gets better with age, we want to make sure you don’t miss out on any of our fantastic offerings.  Please feel free to contact any of our winery specialist, all of whom are identified by name with their contact information in the annual report.

•	Pine Ridge: Rebecca Ingalls 707.257.4737 rebbeccai@pineridgewine.com
•	Seghesio Family Vineyards: Tony Sciullo 707.433.3579 x 146 asciullo@seghesio.com
•	Archery Summit: Beth Bering 503.864.2980 bethb@archerysummit.com
•	Chamisal Vineyards: Christine Delfino 805.541.9463 christined@chamisalvineyards.com
•	Double Canyon: Will Beightol 509.832.4191 will@doublecanyon.com

During Crimson Wine Group’s first year as a publicly traded company, we demonstrated substantial growth in sales and profitability.  Our positive financial results are a direct result of producing high quality wines.  We see continued growth opportunities both domestically and abroad as we adapt to the diverse palates of wine consumers.  As in the past, when we see an opportunity to add another brand to complement our portfolio of wines, we will pursue it sensibly.

Thank you for your ongoing support and belief in the Crimson Wine Group.

Joe, back to you...